Exhibit (d)(25)(b)

1801 California St., Suite 5200 Denver, CO 80202 720-482-1501

August 23, 2019

BlackRock Investment Management, LLC

ATTN: Michael Ferraro

1 University Square Drive

Princeton, N.J. 08540

Re: Notification of Name Changes – Transamerica BlackRock Smart Beta Portfolios

Dear Mr. Ferraro,

This serves as notification that, effective on or about November 1, 2019, we have renamed the following mutual fund(s) to align the naming convention with the factor-based BlackRock ETFs that the funds currently utilize in their underlying investments.

Transamerica distribution has confirmed that aligning the names of our Transamerica Series Trust portfolios with the underlying BlackRock products, which are known as “iShares Edge” will avoid confusion. Each of the below portfolios is a series of Transamerica Series Trust.

Current Name	Proposed Name
Transamerica BlackRock Smart Beta 40 VP	Transamerica BlackRock iShares Edge 40 VP
Transamerica BlackRock Smart Beta 50 VP	Transamerica BlackRock iShares Edge 50 VP
Transamerica BlackRock Smart Beta 75 VP	Transamerica BlackRock iShares Edge 75 VP
Transamerica BlackRock Equity Smart Beta 100 VP	Transamerica BlackRock iShares Edge 100 VP

Please include this letter with any applicable agreement your firm may have with us, as there will be no formal individual amendment to our agreement.

If you have any questions, please feel free to call me at 720 493 8033.

Thank you,

/s/ Christopher A. Staples
Christopher A. Staples
Senior Vice President
Transamerica Asset Management, Inc.